Exhibit 99.1

Tenon Medical, Inc. Issues Approximately $3.85 Million in Series A Preferred Stock

~ Raises approximately $2.6 Million in gross proceeds ~

~ Retires $1.25 Million in secured debt ~

LOS GATOS, CA / ACCESSWIRE / February 21, 2024 / Tenon Medical, Inc. (“Tenon” or the “Company”) (NASDAQ:TNON), a company transforming care for patients suffering with certain sacroiliac joint disorders, today announced the closing of a private placement of 172,239 shares of the Company’s Series A Preferred Stock (the “Preferred Stock”) and 258,374 warrants to purchase the Company’s common stock at an exercise price of $1.27 per share at a combined offering price of $15.125 per share of Preferred Stock, for total gross proceeds of approximately $2.6 million. The Company will utilize the proceeds for growth investments, working capital and general corporate purposes.

Simultaneous with the issuance of the Preferred Stock, the Company exchanged $1.25 million in secured notes of the Company (the “Notes”), plus accrued and unpaid interest thereon for 84,729 shares of Preferred Stock and 157,094 warrants to purchase the Company’s common stock at an exercise price of $1.27 in full repayment of the Notes including interest.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of Tenon in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran® SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran® Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022 Tenon is focused on three commercial opportunities with its System in the SI Joint market which includes: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) SI Joint fusion adjunct to a spine fusion construct. For more information, please visit https://www.tenonmed.com/.

The Tenon Medical logo, Tenon Medical and Catamaran are registered trademarks of Tenon Medical, Inc.

Forward Looking Statements

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine / Rory Rumore

203-741-8811

MZ North America

tenon@mzgroup.us

SOURCE: Tenon Medical, Inc.